Exhibit 3.2

AFC BDC Inc.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: AFC BDC Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I
NAME

The name of the corporation is: AFC BDC Inc. (the “Corporation”).

ARTICLE II
PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE IN STATE

The name of the resident agent of the Corporation in Maryland is Corporate Creations Network Inc., whose post office address is 2 Wisconsin Circle, #700, Chevy Chase, Maryland 20815. The street address of the principal office of the Corporation in the State of Maryland is c/o Corporate Creations Network Inc., 2 Wisconsin Circle, #700, Chevy Chase, Maryland 20815.

ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1. Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Corporation’s board of directors (the “Board of Directors” or “Directors”). The number of Directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), or the charter of the Corporation (the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, specified in the Bylaws.

The names of the Directors who shall serve until their successors are duly elected and qualify are:

Bernard D. Berman;

Robyn Tannenbaum;

Brian Dunn;

Carly Schwartzwald; and

Byron Haney

The Board of Directors may fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors in the manner provided in the Bylaws. The Corporation elects, at such time as the Corporation becomes eligible pursuant to Section 3-802 of the MGCL to make an election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined below) or as may be required by the Investment Company Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

On the closing date (the “Classification Date”) of the Corporation’s initial public offering of Common Stock (as defined below), the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders following the Classification Date, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders following the Classification Date and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders following the Classification Date, with the members of each class to hold office until their successors are duly elected and qualify. The initial Directors of each class shall be determined by the Board of Directors before or as soon as reasonably practicable after the Classification Date. At each annual meeting of the stockholders, commencing with the annual meeting next following the Classification Date, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

Except as otherwise provided in the Bylaws of the Corporation, each Director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

Section 4.2. Extraordinary Actions. Except as specifically provided in Section 4.7 (relating to removal of Directors) and Section 6.2 (relating to approval of certain actions and certain amendments to the Charter), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3. Quorum. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes entitled to be cast by such classes or series on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 4.4. Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws.

Section 4.5. Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no stockholder shall have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which the Corporation may issue or sell. No stockholder shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.6. Determinations by the Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.8. Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more Directors or officers of the Corporation.

ARTICLE V
STOCK

Section 5.1. Authorized Shares. The Corporation has authority to issue 550,000,000 shares of stock, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares having a par value is $5,500,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2. Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3. Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 5.4. Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the Charter document filed with the SDAT.

Section 5.5. Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection. Prior to making the Corporation’s books of account, stock ledger, or other specified documents of the Corporation available for inspection, the Board of Directors or its designee may impose reasonable restrictions on a stockholder’s use of the Corporation’s books of account, stock ledger, or other specified documents of the Corporation. Nothing in this Section 5.5 shall be interpreted to expand the rights of a stockholder to obtain or inspect the books and records of the Corporation under applicable law.

Section 5.6. Charter and Bylaws. All persons who acquire stock of the Corporation acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 6.1. Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.

Section 6.2. Approval of Certain Extraordinary Actions and Charter Amendments. The affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of shares voting as a separate class, shall be necessary to effect:

(a) Any amendment to the Charter to make the shares Common Stock “redeemable securities” and any other proposal to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as defined in the Investment Company Act);

(b) The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution;

(c) Any amendment to, or any amendment inconsistent with the provisions of, Section 4.1, Section 4.2, Section 4.7, Section 6.1 or this Section 6.2;

(d) Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders of the Corporation; and

(e) Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of Directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;

provided, however, that, if the Continuing Directors (as defined below), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in (a)-(e) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (e) above, if such transaction is approved by the Continuing Directors, by a vote of at least a majority of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL, the Investment Company Act or another provision of the Charter or Bylaws otherwise requires such approval.

For purposes of this Article VI, “Continuing Directors” shall mean (i) the Directors identified in Section 4.1 herein, (ii) the Directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board of Directors is approved by a majority of the Directors identified in Section 4.1, who are on the Board of Directors at the time of the nomination or election, as applicable, or (iii) any successor Directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION
AND ADVANCE OF EXPENSES

Section 7.1. Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2. Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity and (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. The Board of Directors may take such actions as necessary to carry out this Section 7.2.

Section 7.3. Investment Company Act. At such time as the Corporation elects to be a business development company under the Investment Company Act, the provisions of this Article VII shall be subject to the requirements and limitations of the Investment Company Act.

Section 7.4. Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII
INVESTMENT COMPANY ACT

At such time as the Corporation elects to be a business development company under the Investment Company Act, in the event of any irreconcilable conflict between the MGCL, the Charter or the Bylaws, on the one hand, and the requirements and limitations of the Investment Company Act, on the other hand, the requirements and limitations of the Investment Company Act shall prevail.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been approved by a majority of the entire Board of Directors of the Corporation as required by law, and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent in Maryland is set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the Charter was 50,000,000 shares of stock, $0.01 par value per share, with an aggregate par value of all authorized shares of stock having a par value being $500,000.

EIGHTH: The total number of shares of capital stock which the Corporation has authority to issue after giving effect to the foregoing amendment and restatement of the Charter is 550,000,000 shares of stock, initially consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share, with an aggregate par value of all authorized shares having a par value being $5,500,000.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be executed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of March 2022.

ATTEST:		AFC BDC INC.

/s/ Gabriel A. Katz		By:	/s/ Bernard D. Berman
Name:	Gabriel A. Katz	Name:	Bernard D. Berman
Title:	Secretary	Title:	President